Exhibit 8.1

October 9, 2020

Zomedica Corp. 100 Phoenix Drive, Suite 180 Ann Arbor, Michigan, 48108 USA	Norton Rose Fulbright Canada llp 222 Bay Street, Suite 3000, P.O. Box 53 Toronto, Ontario M5K 1E7 Canada
F: +1 416.216.3930 nortonrosefulbright.com

Ladies and Gentlemen:

Zomedica Corp. - Registration Statement on Form S-4

We have acted as Canadian tax counsel to Zomedica Corp. (the Company) in connection with the change of the Company’s jurisdiction of incorporation from Alberta, Canada to the State of Delaware in the United States of America (the Domestication).

This opinion is being delivered in connection with the registration statement on Form S-4 filed by the Company with the United States Securities and Exchange Commission (the Commission) on or about the date hereof (the Registration Statement) with respect to the Domestication.

For the purpose of rendering this opinion, we have examined and relied upon, without independent investigation or verification, the accuracy and completeness of the facts and information contained in the Registration Statement and such other documents as we have deemed necessary or appropriate as a basis for the opinion set forth below. In addition, we are expressly relying upon and assuming, without any independent investigation or verification, the truth and accuracy of the statements, representations and covenants contained in the certificate of an officer of the Company addressed to Norton Rose Fulbright Canada LLP dated the date hereof (the Certificate). Our opinion assumes and is expressly conditioned on the accuracy and completeness of the facts, information, statements, representations and covenants contained in the Registration Statement and the Certificate at all relevant times.

Based upon and subject to the foregoing, we hereby confirm to you that the statements with respect to Canadian federal income tax consequences set forth under the heading “United States and Canadian Income Tax Considerations – Material Canadian Federal Income Tax Considerations” in the Registration Statement constitute our opinion as of the date hereof and are accurate in all material respects subject to the assumptions, limitations and qualifications set forth therein. We undertake no responsibility to advise you of any changes or new developments in the application or interpretation of the Canadian federal income tax laws.

This opinion only represents our best judgment as of the date hereof as to the material Canadian federal income tax consequences of the proposed Domestication and is not binding on the Canada Revenue Agency or on any court of law, tribunal, administrative agency or other governmental body. No assurance can be given that future legislative, judicial or administrative changes or interpretations would not adversely affect the accuracy of the conclusions stated herein.

This opinion is furnished to you solely for use in connection with the filing of the Registration Statement. We hereby consent to the filing of this opinion as Exhibit 8.2 to the Registration Statement and to the reference to our name in the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder.

Yours very truly,

/s/ Norton Rose Fulbright Canada LLP

Norton Rose Fulbright Canada LLP is a limited liability partnership established in Canada.

Norton Rose Fulbright Canada LLP, Norton Rose Fulbright LLP, Norton Rose Fulbright Australia, Norton Rose Fulbright South Africa Inc and Norton Rose Fulbright US LLP are separate legal entities and all of them are members of Norton Rose Fulbright Verein, a Swiss verein. Norton Rose Fulbright Verein helps coordinate the activities of the members but does not itself provide legal services to clients. Details of each entity, with certain regulatory information, are at nortonrosefulbright.com.